Exhibit 10.3(b)

U.S. EMPLOYEES

STOCK OPTION TERMS AND CONDITIONS

FOR AWARDS UNDER 2007 EQUITY INCENTIVE PLAN

Congratulations on being granted stock options under Spansion’s 2007 Equity Incentive Plan. The number of shares of your award, the exercise price and the vesting schedule are in your stock option Award Notice. Your award is subject to the provisions of your Award Notice, these Terms and Conditions, and the Plan document (collectively, the “Terms”). Your options are non-qualified options and are not intended to qualify as “incentive stock options” under Section 422 of the U.S. Internal Revenue Code. Your options have been granted to you in addition to, and not instead of, any other form of compensation.

In addition to these Terms and Conditions, you should carefully read your Award Notice and the other Plan documents, which are available on the Company’s designated stock administrator’s web site.

Vesting of Your Stock Options

Except as stated below, your options that have not expired or terminated vest according to the schedule in your Award Notice if you are an active employee of Spansion or its subsidiaries through the entire vesting period. You may exercise the options (i.e, purchase shares) only after they have vested. Once options vest, you have the right to exercise them until they expire or terminate.

If Spansion Experiences Certain Corporate Events

•	If Spansion experiences a “Change in Control” as described in the Plan, your outstanding unvested stock options may become 100% vested and exercisable, at Spansion’s discretion.

•	If Spansion undergoes certain other corporate events described in the Plan where it does not survive, or does not survive as a public company, outstanding unexercised options will become 100% vested.

If You Die or Become Totally Disabled

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If you have at least 15 years of service and your employment is terminated due to your death or total disability, you become immediately vested as of the employment termination date in options that would have vested in the calendar year in which the employment terminated.

•	There is no such accelerated vesting of options if your employment is terminated because of your death or disability and you have less than 15 years of service.

If Your Employment Terminates and You Are Eligible under a Spansion Severance Plan

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If you meet eligibility requirements under a Spansion severance plan, you become immediately vested as of the employment termination date in options that would have vested during the severance pay period.

See the section “Termination of Vested Stock Options” for information on length of time to exercise after employment termination.

Exercising Your Vested Stock Options

Once your options vest, they are available for you to exercise (purchase Spansion common stock at the exercise price) until they expire or terminate, whichever is earlier. Your final opportunity to exercise your vested options is the earlier of the last regular trading day of Spansion before the Expiration Date of the options, or the last regular trading day of Spansion before the options terminate in the case of an earlier termination of the options. (If you wait until the last possible day to exercise your options, please remember that a limit order — a request to sell shares at a certain dollar amount — may not take place on the same day, and you risk the possibility of your options expiring.)

To exercise vested options, you must: provide the Company’s designated stock administrator with notice of the number of shares you wish to purchase and pay the total exercise price, and any required tax withholdings. For more information on how to exercise vested options, see http://spansionweb/index.php?b=soeip&a=finance

You may not exercise an option for a fractional share of stock.

Other Requirements to Exercise Your Vested Stock Options

You must (i) open and maintain a brokerage account at the Company’s designated stock broker and (ii) not decline an award. If you do not take action as directed in your Award Notice to decline the award, you are deemed to have accepted the award, subject to all applicable Terms. You may not be allowed to exercise your options if you fail to comply with these Terms.

Tax Payments

You agree to be responsible for any and all required taxes that may result from your exercise of options, and you agree that Spansion may deduct from your pay funds to cover any applicable withholding taxes.

Early Termination of Your Stock Options

Your Award Notice discloses the Expiration Date for your options. However, there are other situations than those listed above where your options may terminate before the Expiration Date. For example:

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If your employment terminates before the Expiration Date, your unvested options terminate immediately and your vested options will terminate within a certain period of time after the employment termination date. For details on these time periods, see the Termination of Vested Stock Options section, below.

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If your employment becomes inactive under an approved separation agreement, unless the separation agreement provides otherwise, your unvested options terminate as of the date your employment becomes inactive.

•	Upon certain corporate events described in the Plan, options that have been accelerated to vest before the event, but that you have not yet exercised, may terminate at the time of the event.

Termination of Vested Stock Options

•	The table below shows how long you have after your employment termination date to exercise vested options that have not expired.

•	At the close of business on the last day of the applicable time period, the vested options will terminate.

•	Terminated options will not be reinstated, even if you are rehired by Spansion the day after your employment terminated.

Months to Exercise Vested Options After Termination of Employment

Years of Service	Months to Exercise
Less than 15	12
15 but less than 20	24*
20 or more	36*

*	If you terminate employment to work for a competitor of Spansion, this extension does not apply and you have 12 months to exercise your options.

•	In no event will an exercise period extend beyond the Expiration Date of an option.

•	If Spansion terminates your employment for what it, in its sole discretion, considers good cause, it has the right to cancel all your options, whether vested or unvested.

Non-Transferability of Stock Options

Your stock options and related rights are not transferable except as stated in the Plan. Such transfers include but are not limited to transfers:

•	By a qualified domestic relations order (QDRO), stock options transferred by a QDRO expire twelve months after the date of transfer

•	According to the last valid beneficiary designation you provided Spansion

•	By the laws of descent and distribution if you have no valid beneficiary designation on file with Spansion.

Plan Amendment

The Plan is discretionary in nature and Spansion has the right to amend or terminate the Plan, in whole or in part, at any time and for any reason, with or without notice to Plan participants.

No Guaranty of Continued Employment

Nothing in the Plan Terms entitles you to employment with Spansion, or if already employed, to continued employment with Spansion or change the status of your at-will employment.

Governing Law

Your award and the Terms shall be governed by the laws of the State of Delaware without regard to any Delaware conflict of law principles.

Electronic Delivery

Spansion may deliver any documents related to your options by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Spansion or another third party designated by Spansion.

Severability

If one or more of the provisions of the Terms and Conditions shall be held unenforceable, the enforceability of the remaining provisions shall not be affected and shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be revised retroactively to permit these Terms and Conditions to be interpreted to carry out their intent and the intent of the Plan.

Entire Agreement

The Plan Terms constitute the entire agreement and supersede all prior agreements between you and Spansion regarding the subject matter of the Terms. Spansion may, however, unilaterally waive any provision in the Terms as long as such waiver does not adversely affect your rights under the Plan; if Spansion does waive a provision, such waiver is not a future waiver of that provision or a waiver of any other provision.